news                                                          UNIT CORPORATION
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         1000 Kensington Tower, 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                      Telephone 918 493-7700, Fax 918 493-7714



                                    Contact: Larry D. Pinkston
                                             President and COO

For Immediate Release...
April 20, 2004


            UNIT CORPORATION TO ACQUIRE TWO ADDITIONAL DRILLING RIGS

     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that it has reached an agreement to buy two drilling rigs and related equipment for $5.5 million. The rigs are rated at 850 and 1,000 horsepower respectively and are ready for work. Depth capacities are from 12,000 to 15,000 feet. The rigs are to be added into Unit's Rocky Mountain fleet, bringing the total rigs in that area to 10. Closing of this transaction is expected to occur on or before May 7, 2004. With this acquisition, Unit's total rig fleet will consist of 90 drilling rigs, with its 91st rig being built and expected to be operational in 30 days. Unit currently has 85 of its 88 rig fleet operating.

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     Unit Corporation is a Tulsa-based publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production and contract drilling. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit our website at http://www.unitcorp.com.
     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the closing of the transaction described in this release, anticipated financial results of the company, future rig utilization and dayrates, anticipated oil and natural gas prices, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly-available SEC reports, which could cause actual results to differ materially from those expected.